Exhibit 99.1

NASH FINCH REPORTS SECOND QUARTER 2006 RESULTS
          MINNEAPOLIS (July 20, 2006) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that net earnings for the second quarter ended June 17, 2006 were $4.1 million, or $0.31 per diluted share, as compared to net earnings of $9.7 million, or $0.75 per diluted share, for the second quarter of 2005. Total sales for the second quarter of 2006 were $1.071 billion as compared to $1.085 billion in the prior-year quarter.
          For the first twenty-four weeks of 2006, the Company’s net earnings were $8.0 million, or $0.60 per diluted share, as compared to net earnings of $16.7 million, or $1.28 per diluted share, for the same period last year. The first half of 2006 included the favorable impact of $0.2 million, or $.01 per share, for a cumulative effect of an accounting change related to the adoption of SFAS No. 123(R), “Share-Based Payment – Revised 2004.” Total sales for the first twenty-four weeks of 2006 were $2.106 billion compared to $1.967 billion in the prior-year period, primarily reflecting the Company’s acquisition from Roundy’s Supermarkets, Inc. of wholesale food distribution divisions located in Lima, Ohio and Westville, Indiana effective March 31, 2005.
          Second quarter 2006 results were adversely affected by a pre-tax charge of $5.5 million ($3.0 million, or $0.22 per diluted share, net of tax) involving the impairment of certain retail properties subleased to a long-time food distribution customer, and bad debt expense related to accounts and notes receivable owed by that customer. As previously disclosed, our original range of the estimated charge was between $6.0 million to $8.5 million. The ultimate amount of the charge could be higher or lower than the amount recorded depending primarily on the realizable value of the collateral securing the receivables from this customer and the Company’s ability to sublet or otherwise dispose of the leased properties on terms different than currently anticipated.
Food Distribution Results
          Food distribution segment sales for the second quarter of 2006 were $639.5 million, a 1.3% decrease from the second quarter 2005, and $1.260 billion for the first twenty-four weeks of 2006, a 14.7% increase from the year earlier period. The year-to-date sales increase was due to the acquisition of the Lima and Westville divisions mentioned above. Apart from the impact of that acquisition, food distribution sales decreased in both the quarterly and year-to-date comparisons due to slower growth in new accounts and somewhat greater customer attrition. In addition, sales to our existing customer base have also declined relative to last year.

          Food distribution segment profits decreased 22.5% in the quarterly comparison, from $22.7 million in the second quarter 2005 to $17.6 million in the second quarter 2006, and 8.3% in the year-to-date comparison, from $38.6 million in 2005 to $35.4 million in 2006. Segment profits as a percentage of sales were 2.8% in both 2006 periods as compared to 3.5% in both 2005 periods. The decrease in segment profits reflected the second quarter 2006 charge related to bad debt expense discussed earlier as well as the impact of larger and non-traditional customers and the associated margins negatively affecting food distribution margins. In addition, we continue to experience transitional warehousing and transportation costs associated with the rationalization of the Company’s distribution network following the acquisition of the distribution centers.
          “We continue to work diligently to properly integrate the Westville and Lima distribution centers into our network and allocate distribution network resources in the most efficient manner,” said Alec Covington, CEO. “Integrating a large acquisition is a complex process and we are proceeding carefully so as not to adversely affect the level of service we provide to our customers. At the same time, we continue to deal with increased pricing pressures and operational issues that negatively impact margins throughout our network. In the context of a very competitive industry, issues such as these are not easy to resolve and we will continue to see evidence of them in our financial results throughout the rest of the year.”
Military Distribution Results
          Military segment sales for the second quarter of 2006 were $278.7 million, a 4.1% increase from the second quarter 2005, and $541.5 million for the first twenty-four weeks of 2006, a 1.9% increase from the year earlier period. The sales growth in the quarterly and year-to-date periods reflected increased domestic sales due to increased sales per transaction, new vendors acquired, increased promotional activity and the effect of troop redeployments. Military sales overseas were flat in the quarterly comparison and down in the year-to-date comparison as a result of troop reductions in Europe and a draw down of inventories by the Defense Commissary Agency during the first quarter of 2006.
          Military segment profits increased 16.5% in the quarterly comparison, from $9.5 million in the second quarter 2005 to $11.0 million in the second quarter 2006, and 7.6% in the year-to-date comparison, from $18.4 million in 2005 to $19.8 million in 2006, reflecting increased sales and productivity improvements. Segment profits as a percentage of sales increased from 3.6% to 4.0% in the quarterly comparison, and from 3.5% to 3.7% in the year-to-date comparison.

Retail Results
          Corporate retail segment sales for the second quarter of 2006 were $152.6 million, a 10.2% decrease from second quarter 2005, and $304.0 million for the first twenty-four weeks of 2006, a 10.1% decrease from the year earlier period. The sales decrease reflects the sale or closure of 15 stores since the second quarter 2005, as well as a decline in same store sales of 0.4% and 2.3% in the quarterly and year-to-date comparisons, respectively. Retail segment 2006 second quarter profits increased to $6.6 million, or 4.3% of sales, as compared to $6.2 million, or 3.6% of sales, in the second quarter of 2005. Year-to-date, retail segment 2006 profits were $10.9 million, or 3.6% of sales, compared to $11.9 million, or 3.5% of sales, in the year earlier period. The second quarter 2006 same store sales comparison and profit margin represent significant improvements over the same quarter last year. These improvements were due in large measure to the closing of underperforming stores in the intervening year, the timing of the Easter holiday in 2006 versus 2005 and successful management of operational expenses. The Company’s store count at the end of the second quarter of 2006 was 69, compared to 78 at the end of fiscal 2005.
Liquidity
          During the first twenty-four weeks of 2006, the Company repaid $35.6 million of revolving debt outstanding under its senior secured credit facility. The Company continues to focus on effectively managing its working capital, reducing indebtedness and improving its cash flow and is in compliance with all of its debt covenants.
Additional Information
          A conference call to review second quarter results is scheduled for 10 a.m. (CT) on July 20, 2006. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
          Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

          The statements in this release that refer to plans and expectations for fiscal 2006 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by acquisitions, including our ability to successfully integrate acquired operations and retain the customers of those operations;

•	credit risk from financial accommodations extended to customers;

•	general sensitivity to economic conditions, including volatility in energy prices;

•	future changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces;

•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	changes in consumer spending, buying patterns or food safety concerns;

•	unanticipated problems with product procurement; and

•	the success or failure of new business ventures and initiatives.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.
# # #
Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Twelve		Twenty-Four
	Weeks Ended		Weeks Ended
	June 17,	June 18,	June 17,	June 18,
	2006	2005	2006	2005
Sales	$1,070,764	1,085,252	$2,105,523	1,967,490

Cost and expenses:
Cost of sales	974,249	981,938	1,916,589	1,772,744
Selling, general and administrative	74,270	71,918	144,573	139,428
Gains on sale of real estate	(1,225)	(541)	(1,192)	(541)
Special charge	—	(1,296)	—	(1,296)
Depreciation and amortization	9,617	10,614	19,319	18,988
Interest expense	6,120	6,578	12,187	10,765

Total costs and expenses	1,063,031	1,069,211	2,091,476	1,940,088

Earnings before income taxes and cumulative effect of a change in accounting principle	7,733	16,041	14,047	27,402

Income tax expense	3,603	6,301	6,230	10,687

Net earnings before cumulative effect of a change in accounting principle	4,130	9,740	7,817	16,715

Cumulative effect of a change in accounting principle, net of income tax expense of $119	—	—	169	—

Net earnings	$4,130	9,740	$7,986	16,715

Net earnings per share:

Basic:
Net earnings before cumulative effect of a change in accounting principle	$0.31	0.76	$0.59	1.31
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings per share	$0.31	0.76	$0.60	1.31

Diluted:
Net earnings before cumulative effect of a change in accounting principle	$0.31	0.75	$0.59	1.28
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings per share	$0.31	0.75	$0.60	1.28

Cash dividends per common share	$0.180	0.180	$0.360	0.315

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,366	12,762	13,357	12,724
Diluted	13,377	13,049	13,375	13,032

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 17,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,433	1,257
Accounts and notes receivable, net	188,629	195,367
Inventories	266,590	289,123
Prepaid expenses	16,292	16,984
Deferred tax assets	9,338	9,476

Total current assets	491,282	512,207

Notes receivable, net	15,284	16,299

Property, plant and equipment:
Land	17,713	18,107
Buildings and improvements	192,167	193,181
Furniture, fixtures and equipment	308,524	311,778
Leasehold improvements	63,775	65,451
Construction in progress	575	1,876
Assets under capitalized leases	40,171	40,171

	622,925	630,564
Less accumulated depreciation and amortization	(391,798)	(387,857)

Net property, plant and equipment	231,127	242,707

Goodwill	242,384	244,471
Customer contracts and relationships, net	33,991	35,619
Investment in direct financing leases	6,417	9,920
Deferred tax asset, net	665	1,667
Other assets	13,472	14,534

Total assets	$1,034,622	1,077,424

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$4,231	10,787
Current maturities of long-term debt and capitalized lease obligations	4,955	5,022
Accounts payable	222,356	217,368
Accrued expenses	78,326	83,539
Income taxes payable	6,991	9,143

Total current liabilities	316,859	325,859

Long-term debt	334,298	370,248
Capitalized lease obligations	35,368	37,411
Other liabilities	19,974	21,328
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value.
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value.
Authorized 50,000 shares, issued 13,358 and 13,317 shares, respectively	22,263	22,195
Additional paid-in capital	51,694	49,430
Restricted stock	—	(78)
Common stock held in trust	(1,905)	(1,882)
Deferred compensation obligations	1,905	1,882
Accumulated other comprehensive income (loss)	(4,647)	(4,912)
Retained earnings	259,310	256,149
Treasury stock at cost, 21 and 11 shares, respectively	(497)	(206)

Total stockholders’ equity	328,123	322,578

Total liabilities and stockholders’ equity	$1,034,622	1,077,424

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Twenty-Four
	Weeks Ended
	June 17,	June 18,
	2006	2005
Operating activities:
Net earnings	$7,986	16,715
Adjustments to reconcile net income to net cash provided by operating activities:
Special charge	—	(1,296)
Depreciation and amortization	19,319	18,988
Amortization of deferred financing costs	380	470
Amortization of rebatable loans	1,006	1,129
Provision for bad debts	3,435	253
Deferred income tax expense	1,140	(2,400)
Gain on sale of property, plant and equipment	(1,784)	(904)
LIFO charge	923	1,405
Asset impairments	4,794	2,547
Share-based compensation	691	—
Deferred compensation	(1,307)	190
Other	519	1,169
Changes in operating assets and liabilities
Accounts receivable	7,809	10,438
Inventories	21,611	(18,380)
Prepaid expenses	691	(1,085)
Accounts payable	5,739	30,980
Accrued expenses	(4,947)	2,070
Income taxes payable	(2,152)	2,516
Other assets and liabilities	(1,024)	(1,000)

Net cash provided by operating activities	64,829	63,805

Investing activities:
Disposal of property, plant and equipment	5,112	3,895
Additions to property, plant and equipment	(8,460)	(7,771)
Business acquired, net of cash	—	(226,351)
Loans to customers	(5,524)	(930)
Payments from customers on loans	1,021	2,088
Purchase of marketable securities	(233)	(1,473)
Sale of marketable securities	920	2,289
Corporate owned life insurance, net	(208)	(1,245)
Other	(179)	145

Net cash used in investing activities	(7,551)	(229,353)

Financing activities:
Proceeds (payments) of revolving debt	(35,600)	24,000
Dividends paid	(4,798)	(4,013)
Proceeds from exercise of stock options	288	1,519
Proceeds from employee stock purchase plan	253	296
Proceeds from long-term debt	—	150,087
Payments of long-term debt	(653)	(1,084)
Payments of capitalized lease obligations	(1,361)	(1,241)
Decrease in outstanding checks	(6,556)	(3,034)
Payments of deferred financing costs	—	(4,917)
Other	325	—

Net cash (used) provided by financing activities	(48,102)	161,613

Net increase (decrease) in cash and cash equivalents	9,176	(3,935)
Cash and cash equivalents:
Beginning of period	1,257	5,029

End of period	$10,433	1,094

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve	Twenty-Four	Twenty-Four
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	June 17,	June 18,	June 17,	June 18,
Other Data (In thousands)	2006	2005	2006	2005
Total debt	$374,621	$416,805	$374,621	$416,805
Stockholders’ equity	$328,123	291,192	$328,123	291,192
Capitalization	$702,744	707,997	$702,744	707,997
Debt to total capitalization	53%	59%	53%	59%
Working capital ratio (a)	2.55	2.23	2.55	2.23

Non-GAAP Data
Consolidated EBITDA (b)	$26,624	33,661	$50,843	57,421
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	4.87	5.49	4.87	5.49
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	3.01	2.68	3.01	2.68
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.45	1.34	1.45	1.34

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	2.10	2.66	2.10	2.66
Debt to earnings before income taxes (d)	7.00	5.85	7.00	5.85
Senior secured debt to earnings before income taxes (e)	3.36	2.93	3.36	2.93

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	2.55
Interest coverage ratio	3.50 (minimum)	4.87
Senior secured leverage ratio	2.75 (maximum)	1.45
Leverage ratio	3.50 (maximum)	3.01

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending June 17, 2006 and June 18, 2005, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at June 17, 2006 and June 18, 2005, divided by Consolidated EBITDA for the respective four trailing quarters. The June 18, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters. The June 18, 2005 ratio is also calculated on a pro-forma basis.

(e)	Senior secured leverage ratio is defined as total senior secured debt at June 17, 2006 and June 18, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The June 18, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters. The June 18, 2005 ratio is also calculated on a pro-forma basis.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2006

	2005	2005	2006	2006	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Earnings from continuing operations before income taxes	$18,100	21,364	6,314	7,733	53,511
Add/(deduct)
Interest expense	7,919	6,048	6,067	6,120	26,154
Depreciation and amortization	14,357	10,376	9,702	9,617	44,052
LIFO	(229)	(452)	462	461	242
Closed store lease costs	216	(191)	902	1,327	2,254
Asset impairments	1,772	851	1,547	3,247	7,417
Gains on sale of real estate	(556)	(2,600)	33	(1,225)	(4,348)
Subsequent cash payments on non-cash charges	(752)	(2,690)	(808)	(656)	(4,906)

Total Consolidated EBITDA	$40,827	32,706	24,219	26,624	124,376

	2005	2005	2006	2006	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$30,379	22,962	20,352	20,089	93,782
Military	12,187	9,669	9,173	10,295	41,324
Retail	10,273	10,969	6,743	8,965	36,950
Unallocated Corporate Overhead	(12,012)	(10,894)	(12,049)	(12,725)	(47,680)

	$40,827	32,706	24,219	26,624	124,376

	2005	2005	2006	2006	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$27,112	20,576	17,841	17,584	83,113
Military	11,644	9,259	8,747	11,011	40,661
Retail	6,444	8,284	4,272	6,600	25,600
Unallocated Corporate Overhead	(27,100)	(16,755)	(24,546)	(27,462)	(95,863)

	$18,100	21,364	6,314	7,733	53,511

FY 2005

	2004	2004	2005	2005	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Earnings from continuing operations before income taxes	$22,620	14,461	11,361	16,041	64,483
Add/(deduct)
Interest expense	8,429	5,369	4,187	6,578	24,563
Depreciation and amortization	11,615	8,670	8,374	10,614	39,273
LIFO	1,043	1,307	577	828	3,755
Closed store lease costs	643	3,211	178	—	4,032
Asset impairments	—	853	458	2,089	3,400
Gains on sale of real estate	(3,317)	(2,173)	—	(541)	(6,031)
Subsequent cash payments on non-cash charges	(1,633)	(693)	(1,375)	(652)	(4,353)
Special charges	—	(1,715)	—	(1,296)	(3,011)
Extinguishment of debt	—	7,204	—		7,204

Total Consolidated EBITDA	$39,400	36,494	23,760	33,661	133,315

	2004	2004	2005	2005	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$26,922	21,549	17,726	25,291	91,488
Military	11,340	9,029	9,315	9,855	39,539
Retail	14,620	13,050	8,387	8,829	44,886
Unallocated Corporate Overhead	(13,482)	(7,134)	(11,668)	(10,314)	(42,598)

	$39,400	36,494	23,760	33,661	133,315

	2004	2004	2005	2005	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$24,437	19,652	15,913	22,734	82,736
Military	10,806	8,638	8,910	9,452	37,806
Retail	10,908	10,265	5,729	6,155	33,057
Unallocated Corporate Overhead	(23,531)	(24,094)	(19,191)	(22,300)	(89,116)

	$22,620	14,461	11,361	16,041	64,483

(a)	Segment information prior to fourth quarter fiscal 2005 reflects a reclassification of marketing revenues and costs from Unallocated Corporate Overhead to the Food Distribution and Retail segments and, for periods prior to fiscal year 2006, a reclassification of bad debt expense from Unallocated Corporate Overhead to Food Distribution